Exhibit 23-a

Independent Auditors’ Consent

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the use of our report dated January 23, 2003, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2002, the periods from January 1, 2001 through November 13, 2001 and from November 14, 2001 through December 31, 2001, and for the year ended December 31, 2000, and the related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 2 to the consolidated financial statements, MEMC’s former majority shareholder divested its interests in MEMC to an unaffiliated investor group. The transaction has been accounted for as a purchase, and the investor group’s basis in MEMC has been pushed-down to the MEMC accounting records creating a new basis of accounting, effective November 13, 2001. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

St. Louis, Missouri

November 12, 2003

/s/ KPMG LLP